Exhibit 99

11011 Via Frontera    San Diego, CA 92127    Tel: 858-451-3771    Fax: 858-451-5719

Paul R. Hays	Keith A. Butler
President & CEO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

SYNBIOTICS CORPORATION OBTAINS SHAREHOLDER APPROVAL TO GO PRIVATE

San Diego, California: October 20, 2005 — Synbiotics Corporation (SBIO) today announced that its shareholders have approved Synbiotics’ previously announced transaction to “go private.” Specifically, the shareholders approved a 1-for-2,000 reverse split of its common stock, with a payment in lieu of issuing fractional shares, followed by a 2,000-for-1 forward split of its common stock. The cash payment in lieu of fractional shares will be at the rate of $0.13 per pre-reverse split share traceable to the fractional shares. Synbiotics’ board of directors has determined that the reverse split will be effective on October 29, 2005, and the forward split will be effective on October 30, 2005, for shareholders of record as of the close of business on October 28, 2005.

The purpose of the reverse split and cash payment in lieu of fractional shares is to reduce the number of Synbiotics’ shareholders of record to below 300. This, in turn, will enable Synbiotics under the applicable legal standards to elect to deregister its securities under the Securities Exchange Act of 1934 (the “1934 Act”), thereby “going private.” Synbiotics anticipates that it will file to deregister on November 3, 2005, in order to (i) eliminate the costs associated with preparing and filing documents under the 1934 Act with the U.S. Securities and Exchange Commission, (ii) eliminate or reduce the costs and other burdens associated with being a 1934 Act registrant, including the costs of complying with Section 404 of the Sarbanes-Oxley Act of 2002 as to internal control over financial reporting, (iii) avoid the requirement of regular mandatory disclosure of financial information and management analyses, to the public but also to its competitors and commercial counterparties, even when such disclosure would be adverse to a Synbiotics objective, (iv) reduce the costs of administering shareholder accounts and responding to shareholder requests, (v) provide liquidity to shareholders holding less than 2,000 pre-reverse split shares of common stock, and (vi) provide greater flexibility in the management and governance of Synbiotics. The cost savings associated with “going private” would be, Synbiotics believes, a minimum of $245,000 in the first full year alone.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the effects of Synbiotics Corporation’s announced intention to “go private” and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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